Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS
•	Fourth Quarter EPS of $0.51, in Line with Recent Business Update
•	Comparable Store Sales Increased 1.6% in Fourth Quarter
•	One-time Gain of $0.07 Per Diluted Share in Fourth Quarter due to Sale of Team Division
•	Issues Fiscal 2019 Outlook

BIRMINGHAM, Ala. (March 16, 2018) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided the following business updates:

Fourth Quarter Results
The fourth quarter and Fiscal 2018 ended on February 3, 2018, included 14 weeks of results in the fourth quarter and 53 weeks of results in Fiscal 2018.  Net sales for the 14-week period ended February 3, 2018, increased 8.0% to $266.7 million (including $13.5 million for the 53rd week) compared with $246.9 million for the 13-week period ended January 28, 2017.  Comparable store sales increased 1.6% on a 13-week to 13-week basis.  E-commerce sales represented 7.6% of total sales for the fourth quarter.

Gross margin was 31.5% of net sales for the 14-week period ended February 3, 2018, compared with 33.0% for the 13-week period ended January 28, 2017.  The decrease was mainly due to promotions and markdowns taken to improve our inventory position, and a $0.9 million one-time charge to establish a reserve against the Company's Team Division inventory as a result of selling the business.

Store operating, selling and administrative expenses were 23.2% of net sales for the 14-week period ended February 3, 2018, level with 23.2% of net sales for the 13-week period ended January 28, 2017.  The fourth quarter of Fiscal 2018 included a one-time gain of $3.1 million due to the sale of the Company's Team Division.

Net income for the 14-week period ended February 3, 2018, was $9.7 million compared with net income of $12.1 million for the 13-week period ended January 28, 2017.  Earnings per diluted share was $0.51 for the 14-week period ended February 3, 2018, compared with earnings per diluted share of $0.54 for the 13-week period ended January 28, 2017.  Earnings per diluted share for the 14-week period ended February 3, 2018 included a one-time gain of $0.07 per diluted share due to the sale of the Company's Team Division, and a benefit of $0.08 per diluted share due to the 53rd week in Fiscal 2018.  As expected, the recent tax reform legislation did not have a significant impact on earnings in the fourth quarter.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We continue to expand our customer base by connecting with more and more customers through e-commerce and selective new store growth.  Ease of shopping continues to improve across both channels, and we are expanding our assortment every day to better serve our customers.  We will continue to place a significant focus on omni-channel in Fiscal 2019, which will bring exciting new functionality to improve the shopping experience and to help us improve the long-term profitability of the business."

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For the quarter, Hibbett opened 12 new stores, expanded two high-performing stores and closed 14 underperforming stores, bringing the store base to 1,079 in 35 states as of February 3, 2018.

Fiscal 2018 Results
Net sales for the 53-week period ended February 3, 2018, decreased 0.5% to $968.2 million compared with $973.0 million for the 52-week period ended January 28, 2017.  Comparable store sales decreased 3.8% on a 52-week to 52-week basis.

Gross margin was 32.3% of net sales for the 53-week period ended February 3, 2018, compared with 34.8% for the 52-week period ended January 28, 2017.  The 53-week period ended February 3, 2018, included a $0.9 million one-time charge to establish a reserve against the Company's Team Division inventory as a result of selling the business.

Store operating, selling and administrative expenses were 23.9% of net sales for the 53-week period ended February 3, 2018, compared with 22.9% of net sales for the 52-week period ended January 28, 2017.  The 53-week period ended February 3, 2018, included a one-time gain of $3.1 million due to the sale of the Company's Team Division.

Net income for the 53-week period ended February 3, 2018, was $35.0 million compared with $61.1 million for the 52-week period ended January 28, 2017.  Earnings per diluted share for the 53-week period ended February 3, 2018, was $1.71 compared with $2.72 for the 52-week period ended January 28, 2017.  Earnings per diluted share for the 53-week period ended February 3, 2018, included a one-time gain of $0.07 per diluted share due to the sale of the Company's Team Division and a benefit of $0.07 per diluted share due to the 53rd week in Fiscal 2018.

For the year, Hibbett opened 44 new stores, expanded 11 high performing stores and closed 43 underperforming stores.

Liquidity and Stock Repurchases
Hibbett ended the fourth quarter of Fiscal 2018 with $73.5 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $60.0 million unsecured credit facilities.

During the fourth quarter, the Company repurchased 611,596 shares of common stock for a total expenditure of $9.3 million.  For Fiscal 2018, the Company repurchased 2,842,809 shares of common stock for a total expenditure of $54.5 million.  Approximately $204.1 million remained authorized for future stock repurchases as of February 3, 2018.

Fiscal 2019 Outlook
The Company provided the following guidance for Fiscal 2019, which will have 52 weeks versus 53 weeks in Fiscal 2018:
•	Earnings per diluted share in the range of $1.65 to $1.95
•	Comparable store sales in the range of -1.0% to 2.0%
•	Approximately 30 to 35 new store openings with approximately 55 to 60 store closures
•	Improvement in gross margin rate in the range of 70 to100 basis points
•
SG&A expense increase of 6.0% to 8.0%, including spending of $3.0 million to $4.0 million due to benefits of tax reform, additional marketing and operational expenses related to the omni-channel initiative, and increased compensation and benefits costs

•	Capital expenditures of approximately $20.0 million to $25.0 million
•	Share buyback of approximately $40.0 million to $50.0 million

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Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 16, 2018, to discuss fourth quarter and Fiscal 2018 results.  The number to call for the live interactive teleconference is (212) 231-2906.  A replay of the conference call will be available until March 23, 2018, by dialing (402) 977-9140 and entering the passcode, 21880865.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter and Fiscal 2018 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 16, 2018, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.Hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, comparable store sales, gross margin, capital expenditures, store openings and closings, share repurchases, the effect of recent tax reform changes and the capabilities and financial impact of our omni-channel initiative.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2017, and in our Quarterly Reports on Form 10-Q filed on June 2, 2017, September 5, 2017 and December 4, 2017. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net sales	$266,738	$246,929	$968,219	$972,960
Cost of goods sold, wholesale, logistics and store occupancy costs	182,761	165,417	655,502	634,364
Gross margin	83,977	81,512	312,717	338,596
Store operating, selling and administrative expenses	61,945	57,369	231,832	222,785
Depreciation and amortization	6,148	5,011	24,207	19,047
Operating income	15,884	19,132	56,678	96,764
Interest expense, net	54	82	231	268
Income before provision for income taxes	15,830	19,050	56,447	96,496
Provision for income taxes	6,097	6,995	21,417	35,421
Net income	$9,733	$12,055	$35,030	$61,075

Basic earnings per share	$0.51	$0.55	$1.72	$2.75
Diluted earnings per share	$0.51	$0.54	$1.71	$2.72

Weighted average shares outstanding:
Basic	19,069	21,910	20,347	22,240
Diluted	19,186	22,132	20,450	22,427

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	February 3, 2018	January 28, 2017
Assets
Cash and cash equivalents	$73,544	$38,958
Inventories, net	253,201	280,701
Other current assets	20,029	18,605
Total current assets	346,774	338,264
Property and equipment, net	109,698	111,634
Other assets, net	5,374	8,956
Total assets	$461,846	$458,854

Liabilities and Stockholders' Investment
Accounts payable	$93,435	$77,046
Short-term capital leases	663	595
Accrued expenses	21,469	18,431
Total current liabilities	115,567	96,072
Non-current liabilities	26,683	28,742
Stockholders' investment	319,596	334,040
Total liabilities and stockholders' investment	$461,846	$458,854

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Sales Information
Total sales increase (decrease)	8.0%	0.5%	-0.5%	3.2%
Comparable store sales increase (decrease) (13 and 52 weeks)	1.6%	-2.2%	-3.8%	0.2%

Store Count Information
Beginning of period	1,081	1,067	1,078	1,044
New stores opened	12	21	44	65
Stores closed	(14)	(10)	(43)	(31)
End of period	1,079	1,078	1,079	1,078

Stores expanded	2	4	11	8
Estimated square footage at end of period (in thousands)	6,140	6,141

Balance Sheet Information
Average inventory per store	$234,663	$260,390

Share Repurchase Program
Shares	611,596	324,200	2,842,809	1,235,556
Cost (in thousands)	$9,326.2	$11,423.8	$54,506.0	$43,057.8

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Fiscal 2018 Comparable Store Sales and Net Sales
As Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	-4.9%	-11.7%	-1.3%	1.6%	-3.8%
Comparable store sales increase (adjusted for week shift)	-4.8%	-11.0%	0.3%	1.0%	-3.6%
Impact of week shift	0.1%	0.7%	1.6%	-0.6%	0.2%

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales (originally reported)	$275.7	$188.0	$237.8	$266.7	$968.2
Net sales (adjusted for one week)	$275.2	$206.0	$220.6	$265.8	$967.6
Impact of week shift	$(0.5)	$18.0	$(17.2)	$(0.9)	$(0.6)

(a) Due to the 53rd week in Fiscal 2018, each quarter in Fiscal 2019 starts one week later than the same quarter in Fiscal 2018. The charts above present comparable store sales and net sales for Fiscal 2018 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2019 quarters.

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